EX-99.(d)(1)(A)

STANDSTILL AGREEMENT

This STANDSTILL AGREEMENT (this “Agreement”) is made and entered into as of March 14, 2014, between Furlong Fund, LLC, a Delaware limited liability company, and Furlong Financial, LLC, a Delaware limited liability company, and Daniel Rudewicz (collectively, the “Bidder”), on the one hand, and Dynacq Healthcare, Inc., a Nevada corporation (the “Company”), on the other hand. In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

WHEREAS, on February 19, 2014, the Bidder filed a Schedule TO, subsequently amended by Amendment No. 1 on February 28, 2014 (including all exhibit thereto, as amended, the “Schedule TO”), and commenced a tender offer (as it may be amended or supplemented, the “Tender Offer”) pursuant to the tender offer rules promulgated under Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) and Regulation 14D promulgated thereunder (the “Tender Offer Rules”);

WHEREAS, the Bidder has assured the Company that it will be a passive investor of the Company and the Company is willing to cooperate with the Bidder on this condition.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Tender Offer.

(a) Within three business days following the date of this Agreement, the Company shall perform the acts prescribed in Rule 14d-5(c) of the Tender Offer Rules by delivering a list of record holders and a list of Non-Objecting Beneficial Owners of shares of the Company (the “Stockholder Lists”) to the Bidder in one of the following formats: .doc, .dox, .xls or ..xlsx. The Bidder shall, and shall cause its Representatives, to (i) keep the Stockholder Lists and their contents strictly confidential and (ii) use the Stockholder Lists solely for the limited purpose of conducting the Tender Offer and no other purpose whatsoever. Within three business days following the completion of the Tender Offer, the Bidder shall immediately either (A) return the Stockholder Lists to the Company or (B) destroy the Stockholder Lists and provide the Company with a written certification of an authorized executive officer of the Bidder that confirms such destruction.

(b) As soon as practicable after the date hereof, the Bidder shall amend its Schedule TO (the “Schedule TO Amendment”) by making a “summary publication” in either the Houston Chronicle, the Houston Press or the Houston Business Journal to comply with subsection (2) of Rule 14d-4(a), and the Company covenants not to object to this form of publication. The Bidder covenants and agrees to comply with the Tender Offer Rules in all material respects. The Company shall have no responsibility or liability whatsoever for the content of the Schedule TO and the conduct of the Tender Offer of by the Bidder or its Representatives. The Bidder shall indemnify, defend and hold harmless the Company and its Representatives against and in respect of any losses, liabilities, obligations, damages, demands, claims, actions, fines, costs or expenses incurred by the Company or any of its Representatives based upon, resulting from or arising out of any violations of the Tender Offer Rules by the Bidder or any of its Representatives.

(c) As soon as practicable after the filing of the Schedule TO Amendment, the Company shall file with the Securities and Exchange Commission (“SEC”), and disseminate to its stockholders, a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”). In the Schedule 14D-9, the board of directors of the Company (the “Board”) shall state that it expresses no opinion and remains neutral toward the Bidder’s Tender Offer.

(d) Bidder, in its discretion, may amend the Schedule TO from time to time to extend the tender offer expiration date.

2. Standstill and Other Covenants of Bidder. Without the prior written consent of the Board, the Bidder shall not, and shall cause each of its Representatives not to, do, directly or indirectly, any of the following:

(a) (i) acquire, offer or agree to acquire, or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company or any voting rights decoupled from the underlying voting securities which would result in the Bidder (together with any other person or group) owning, controlling or otherwise having any ownership interest in more than 10.0% of the then-outstanding shares of common stock of the Company; or (ii) knowingly sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, the voting securities of the Company or any voting rights decoupled from the underlying voting securities held by the Bidder to any Third Party which would result in such Third Party, together with its affiliates and associates having any ownership interest in more than 10.0% of the then-outstanding shares of common stock of the Company;

(b) (i) engage, or in any way participate, directly or indirectly, in any solicitation of proxies or consents in any election contest with respect to the Company’s directors; (ii) seek to advise, encourage or influence any person or entity with respect to the voting of any voting securities of the Company in any election contest with respect to the Company’s directors (regardless of whether it involves the election or removal of directors of the Company); (iii) initiate, propose or otherwise solicit stockholders of the Company for the approval of stockholder proposals in connection with the election or removal of directors of the Company; or (iv) induce or attempt to induce any other person or entity to initiate any such stockholder proposal;

(c) form, join or in any way participate in any group with respect to any voting securities of the Company in connection with any election contest with respect to the Company’s directors (regardless of whether it involves the election or removal of directors of the Company);

(d) publicly disparage or criticize (or make any other public statement or communication that might reasonably be construed to be derogatory or critical of, or negative toward) the Company, its business or any current or former directors, officers or employees of the Company, or, except as required by the Tender Offer Rules, make any other public announcement or public statement regarding the Company, its business or any current or former director, officers or employees of the Company;

(e) deposit any Company voting securities in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof;

(f) seek, alone or in concert with others, (i) to call a meeting of stockholders or solicit consents from stockholders or conduct a referendum of stockholders; (ii) to obtain representation on the Board; (iii) to effect the removal of any member of the Board; (iv) to make a stockholder proposal at any meeting of the stockholders of the Company; or (v) to amend any provision of the Company’s certificate of incorporation or bylaws;

(g) effect or seek to effect (including by entering into any discussions, negotiations, agreements or understandings whether or not legally enforceable with any person), offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, (i) any acquisition of more than 10.0% of any securities, or any material assets or businesses, of the Company or any of its subsidiaries; (ii) any tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving more than 10.0% of any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

(h) pursue, or assist any other person or entity to initiate or pursue, directly or indirectly, any Proceedings against the Company or its Representatives, excluding, however, any Proceedings initiated solely to remedy a breach of this Agreement or in the event of a merger or other extraordinary transaction which requires the Bidder to exchange its shares for consideration, the Bidder consistent with its fiduciary duty to get the best price may initiate a Proceeding against the Company if the Bidder does not believe the consideration is fair; or

(i) enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing.

3. Covenants of the Company. Without the prior written consent of the Bidder, the Company shall not, and shall cause each of its Representatives not to, do, directly or indirectly, any of the following:

(a) publicly disparage or criticize (or make any other public statement or communication that might reasonably be construed to be derogatory or critical of, or negative toward) the Bidder, its business or any current or former directors, officers or employees of the Bidder, or, make any other public announcement or public statement disparaging or criticizing the Bidder, its business or any current or former director, officers or employees of the Bidder.

(b) Interfere in any way with the Tender Offer, including influencing or attempting to influence any shareholder of the Company that may tender shares in the Tender Offer against tendering his or her shares, excluding, however, the Schedule 14D-9 filed by the Company which shall not be considered an interference.

(c) pursue, or assist any other person or entity to initiate or pursue, directly or indirectly, any Proceedings against the Bidder or its Representatives, excluding, however, any Proceedings initiated solely to remedy a breach of this Agreement; or

(d) enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing.

4. Termination

(a) The obligations of the Company pursuant to Section 1 and Section 3 shall terminate immediately in the event the Bidder materially breached its obligations in Section 1 or Section 2; and

(b) The obligations of the Bidder pursuant to Section 1 and Section 2 shall terminate immediately in the event the Company materially breached its obligations in Section 1 or Section 3.

5. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by facsimile to the facsimile numbers below, with electronic confirmation of sending; (c) one day after being sent by nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:	with a copy (which shall not constitute notice) to:

Dynacq Healthcare, Inc.	Axelrod, Smith & Kirshbaum
4301 Vista Road	5300 Memorial Drive, Suite 1000
Pasadena, Texas 77504	Houston, Texas 77007
Attention: Hemant Khemka, CFO	Attention: Robert D. Axelrod
Facsimile: (713) 378-3155	Facsimile: (713) 552-0202

If to the Bidder:	with a copy (which shall not constitute notice) to:

Furlong Financial, LLC	Mark Andersen, P.A.
5425 Wisconsin Avenue, Suite 600	3513 Concord Pike, Suite 3300
Chevy Chase, Maryland 20815	Wilmington, Delaware 19803
Attention: Daniel Rudewicz	Attention: Eric M. Andersen
Facsimile: ________________	Facsimile:__________________

6. Remedies. Each party acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that a party shall be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party shall not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity.

7. Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), will be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any lawsuits, claims or other proceedings (collectively, “Proceedings”) will lie in the Courts of the State of Nevada and the Federal court of the United States sitting in the State of Nevada. Each party waives any objection it may now or hereafter have to the laying of venue of any such Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Proceeding brought in any such court has been brought in any inconvenient forum. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING.

8. Certain Definitions. As used in this Agreement: (a) the terms “affiliate,” “associate,” “beneficial ownership,” “group,” “person,” “proxy,” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act; (b) the term “Representatives” means such person’s affiliates and associates and its and their respective directors, officers, employees, agents, advisors, representatives, managers, consultants and affiliates and associates; and (c) the term “Third Party” means any person that is not a party to this Agreement, a member of the Board, a director or officer of the Company, or legal counsel to any party to this Agreement.

9. Miscellaneous. This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party to this Agreement. Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party hereto. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons. Except as set forth herein and in the Tender Offer Rules, all fees and expenses incurred by each of the parties hereto in connection with the matters contemplated by this Agreement shall be borne by such party. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

(Signature Pages Follows)

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

DYNACQ HEALTHCARE, INC.,

By:
Name:	Eric Chan
Title:	CEO

FURLONG FUND, LLC,

By:
Name:	Daniel Rudewicz
Title:	Managing Member of Furlong Financial

FURLONG FINANCIAL, LLC,

By:
Name:	Daniel Rudewicz
Title:	Managing Member of Furlong Financial

DANIEL RUDEWICZ,